Exhibit 5


                             SBC Communications Inc.
                              175 E. Houston Street
                            San Antonio, Texas 78205



                                                      November 25, 2002





SBC Communications Inc.
175 E. Houston Street
San Antonio, TX  78205

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of shares of Common Stock, par value $1.00 per share
(the "Shares"), of SBC Communications Inc., a Delaware corporation ("SBC"), I am of the opinion that:

     (1) The Shares have been duly authorized to the extent of Fifty-Six Million (56,000,000) Shares, which may be purchased pursuant to the terms of the SBC Savings Plan, the SBC Savings and Security Plan, the Pacific Telesis Group 1994 Stock Incentive Plan, the Pacific Telesis Group Stock Option and Stock Appreciation Rights Plan, the Pacific Telesis Group Nonemployee Director Stock Option Plan, the SNET 1986 Stock Option Plan, the SNET 1995 Stock Incentive Plan, the Ameritech Long Term Incentive Plan, the Ameritech 1989 Long Term Incentive Plan, the Ameritech Corporation Long-Term Stock Incentive Plan, and the DonTech Profit Participation Plan (collectively, the "Plans"), and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plans (the "Registration Statement") has become effective under the Act, upon issuance of such Shares and payment therefore in accordance with the Plans and the resolutions of the Board of Directors of SBC relating thereto, the Shares will be legally and validly issued, fully paid and nonassessable;

     (2) The provisions of the SBC Savings Plan, the SBC Savings and Security Plan, and the DonTech Profit Participation Plan are in compliance with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions; and

     (3)  SBC  has  been  duly   incorporated  and  is  validly  existing  as  a
          corporation in good standing under the laws of the State of Delaware.

         The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I have relied as to certain matters on information obtained from public officials, officers of SBC and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                            Very truly yours,


                                            James D. Ellis